Exhibit 99.3(a)

 Selling Agreement for RIA Platform
For Protective Life Insurance Company
Life Insurance and Annuity Contracts

Broker-Dealer:
__________________________ _(“Broker-Dealer”)

Agency:
__________________________ ______(“Agency”)

Effective Date:___________________________________________________(“Effective Date”)

  PARTIES AND PURPOSE
    Protective Life Insurance Company (“Protective”) has appointed Investment Distributors, Inc. (“IDI,” and together with Protective, the “Company”), a registered broker-dealer under the Securities and Exchange Act of 1934, as amended, and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as the principal underwriter of the variable life insurance policies and annuity contracts that are issued by Protective.

    This Selling Agreement for RIA Platform (the “Agreement”) proposes to have Licensed Personnel (defined below) solicit and sell certain Protective life insurance policies and annuity contracts (individually, a “Contract” and collectively, the “Contracts”). The Contracts are set forth on the Product Schedule(s), Schedule A, of this Agreement. Company, in its sole discretion and without advanced notice, may amend the Product Schedule at any time or suspend issuance of any Contracts.

    Registered or variable life insurance policies and registered or variable annuity contracts (individually, a “Registered Contract” and collectively, the “Registered Contracts”) will be sold by Broker-Dealer, through Licensed Personnel. Non-registered or non-variable life insurance policies and non-registered or non-variable annuity contracts (individually, a “Non-Registered Contract” and collectively, the “Non-Registered Contracts”) will be sold by Agency, through Licensed Personnel.

    The platform administrator (“Platform Administrator”) is a licensed insurance producer and provides a platform (“Platform”) for fee-only registered investment advisers and their investment adviser representatives (collectively, “RIAs”) to access guaranteed income solutions and annuities for their customers. The Contracts are made available to customers of RIAs on the Platform and no sales commissions are paid to Selling Firm or Licensed Personnel for sales of the Contracts. Platform Administrator and Protective have entered into a Platform Administrative Services Agreement (the “Platform Services Agreement”) setting forth the services Platform Administrator and Licensed Personnel will provide in connection with the Contracts.

    Protective, IDI, Broker-Dealer, and Agency are each a “party” and, collectively, the “parties” to this Agreement. Agency and Broker-Dealer, individually or collectively, as the context may require, may also be referred to as “Selling Firm.”

  AGREEMENT

Selling Firm agrees to represent Company in sales of the Contracts and in providing certain administrative services, as set forth in the Platform Services Agreement, as an independent contractor and in accordance with the terms of this Agreement, the rules of Company provided to Selling Firm in writing, as amended from time to time by Company in its sole discretion (“Company Rules”), and, as applicable, the rules, regulations, and requirements of FINRA, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and all other applicable state insurance laws, federal and state laws governing the activities of broker-dealers and insurance agencies, and the laws and regulations of the jurisdiction(s) in which Selling Firm operates, including the regulations of any agency authorized under such laws, both federal and state, that are in effect as of the Effective Date and as such laws and regulations may be amended thereafter, and that may be adopted after the Effective Date and apply to Selling Firm, Licensed Personnel and/or the activities conducted hereunder (“Applicable Laws”).

3.
LICENSING

  Broker-Dealer will be at all times: (i) duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and each state or other jurisdiction in which Broker-Dealer acts hereunder in connection with sales of the Contracts, and a member of FINRA; and (ii) a licensed life insurance agent where required to solicit applications, or qualified to be a licensed insurance agent but for the appointment by an insurer. While this Agreement is in effect, Broker-Dealer must at all times be duly licensed to sell the Registered Contracts in each state or other jurisdiction in which Broker-Dealer performs its functions and fulfill its obligations hereunder.

  Agency represents that it is a licensed life insurance agent where required to solicit applications, or that it is qualified to be a licensed insurance agent but for the appointment by an insurer. While this Agreement is in effect, Agency must at all times be duly licensed to sell the Non-Registered Contracts in each state or other jurisdiction in which Agency performs its functions and fulfill its obligations hereunder.

  Broker-Dealer and Agency agree, on their behalf and on behalf of Licensed Personnel, to obtain and maintain any state insurance license(s) necessary to perform its functions under this Agreement or in connection with the sales activities. Broker-Dealer and Agency shall promptly notify Company if any insurance license held by Broker-Dealer, Agency, or any of Licensed Personnel lapses or is terminated, revoked or not renewed by any jurisdiction, or if Broker-Dealer, Agency, or any Licensed Personnel withdraw or elect not to renew any insurance license in any jurisdiction that had been previously identified to Company as a jurisdiction in which Broker-Dealer, Agency, or Licensed Personnel had been licensed.

  For purposes of this Agreement, the term “Licensed Personnel” means any registered representative who is duly licensed and qualified under applicable securities and insurance laws, rules, and regulations to perform such activities on either Broker-Dealer’s or Agency’s behalf and is appointed by Protective to sell the Contracts. Protective may appoint, terminate or decline to renew the appointment of any person so designated in Protective’s sole discretion.

  Broker-Dealer and Agency represent and warrant that neither they nor any of their officers, directors, employees, agents, subcontractors, nor any Licensed Personnel or other person authorized to act on their behalf has ever been convicted of any state or federal criminal felony involving dishonesty or breach of trust or any crime under Violent Crime Control and Law Enforcement Act of 1994, 18 U.S.C. § 1033. Broker-Dealer and Agency agree to report to Company any criminal convictions that occur after the Effective Date against Broker-Dealer or Agency or any other person listed in the preceding sentence.

  APPOINTMENT
    Broker-Dealer and Agency are authorized under this Agreement with power and authority to select and recommend individuals for appointment as an agent of Protective, and only such individuals so recommended by Broker-Dealer or Agency shall become Licensed Personnel, provided that the conditions of Section 3 are satisfied. Protective may appoint, terminate or decline to renew the appointment of any person so designated in Protective’s sole discretion. Initial and renewal state appointment fees for Licensed Personnel will be paid by Protective in accordance with its then-applicable requirements.

    Broker-Dealer shall promptly notify Company whenever the association between Broker-Dealer and any Licensed Personnel is terminated for any reason. Agency shall promptly notify Company whenever the association between Agency and any Licensed Personnel is terminated for any reason.

    Company will designate Broker-Dealer and the applicable Licensed Personnel as “agent of record” and “broker-dealer of record” on all Registered Contracts issued on applications submitted by Broker-Dealer and such Licensed Personnel. Broker-Dealer acknowledges and agrees that the owner(s) of any Registered Contract(s) may request a change in, or termination of, the “agent of record” designated for their Registered Contract(s), and further may request that another duly licensed person be designated as “agent of record” for their Registered Contract(s). Broker-Dealer further acknowledges and agrees that Company reserves the right, in its sole discretion, to make the requested change, upon receipt of a valid written request from such owner(s).

    Company will designate Agency and the applicable Licensed Personnel as “agency of record” and “agent of record” on all Non-Registered Contracts issued on applications submitted by Agency and such Licensed Personnel. Agency acknowledges and agrees that the owner(s) of any Non-Registered Contract(s) may request a change in, or termination of, the “agent of record” designated for their Non-Registered Contract(s), and further may request that another duly licensed person be designated as “agent of record” for their Non-Registered Contract(s). Agency further acknowledges and agrees that Company reserves the right, in its sole discretion, to make the requested change, upon receipt of a valid written request from such owner(s).

  RELATIONSHIP
    Broker-Dealer and Agency are independent contractors. Nothing in this Agreement or any other agreement between Broker-Dealer and Company or Agency and Company shall be construed to create the relationship of employee and employer between Broker-Dealer and Company, between Agency and Company, or between any Licensed Personnel and Company.

    As an independent contractor, Broker-Dealer and Agency are free to operate their business in the manner they deem appropriate and they are solely responsible for all expenses incurred in its operation, including expenses incurred in the performance of this Agreement.  Further, Broker-Dealer and Agency will not be treated as an employee for purposes of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, or income tax withholding.  The filing and payment of self-employment and income taxes with the Federal and appropriate state governments are their sole responsibility. Broker-Dealer and Agency agree to comply with the requirements of the federal and appropriate state government(s) with respect to the filings and payment of self-employment and income taxes on any remuneration from Company.

    As an independent contractor, it is contemplated that Broker-Dealer, Agency, and Licensed Personnel may engage in non-insurance and non-annuity business, and they may represent insurance and annuity companies other than Protective.

  SERVICE FEES
    Service Fee Payments and Chargebacks. For Contracts issued through the Platform during the term of this Agreement, Platform Administrator shall receive service fee payments pursuant to a Platform Services Agreement (“Service Fee Payments”). Company agrees to pay to Platform Administrator the Service Fee Payments in accordance with the terms of the Platform Services Agreement.

    Producer shall provide the social security number (or other mutually agreed upon unique identifier) of the Licensed Personnel responsible for each new Contract.

    Changes to the Product Schedule(s). Company, in its sole discretion and without advanced notice, may amend the Product Schedule at any time or suspend issuance of any Contracts. Company will use commercially reasonable efforts to provide thirty (30) (but not less than ten (10)) days notice to Broker-Dealer and Agency. Any such change will affect business issued on and after the effective date of the change. Submission of business after the notice of an amendment to the Product Schedule will constitute Broker-Dealer’s and Agency’s acceptance of such amendment.

    Expenses. Broker-Dealer and Agency will be responsible for all expenses Broker-Dealer and Agency incur in the performance of this Agreement with no right of reimbursement, except for any expense allowance payment provided hereunder or under any separate agreement between Company and Broker-Dealer or Company and Agency.

    Commissions. No sales commissions are paid to Broker-Dealer, Agency, or Licensed Personnel for sales of the Contracts.

  LIMITATION OF AUTHORITY

  Broker-Dealer and Agency agree, on their behalf and on behalf of Licensed Personnel, not to perform in the name of Company any acts for which they are not authorized, including but not limited to the following:
    Accept risks, incur debt or liability, or make contracts for Company;

    Waive, alter, modify, or change any Company policy, terms, rates, or customary requirements;

    Endorse checks payable to Company;

    Accept annuity deposits or premium payments, except in accordance with written Company procedures;

    Extend, or offer to extend, the time for payment of annuity deposits or premium payments, or rebate, or offer to rebate, any annuity deposits or premium payments;

    Make any misrepresentation or make an incomplete comparison in connection with the purchase, sale, offer to purchase or sell, conversion, exchange, lapse, or forfeiture of a Contract;

    Solicit sales of the Contracts in any jurisdiction where such Contracts may not lawfully be sold;

    Solicit applications for Contracts without delivering to the applicant a current prospectus or other offering documents as required by Applicable Laws;

    Represent that Broker-Dealer, Agency, or Licensed Personnel are an employee, associate, joint venture, or partner of Company; and

    Use personal or business checks or funds (either Broker-Dealer’s, Agency’s or those of Licensed Personnel) for the applicant’s or Contract holder’s premium payment or annuity deposit.

  DUTIES OF THE PARTIES
    Broker-Dealer and Agency, on their behalf and on behalf of Licensed Personnel, agree as follows:
      To transmit or submit, promptly upon receipt, all applications for Contracts directly to Company, all applications for Contracts solicited and annuity deposits or premiums received on behalf of Company;
      To comply with and ensure compliance by Licensed Personnel with all Company Rules and Applicable Laws, including Applicable Laws  of each jurisdiction where Broker-Dealer, Agency, and/or Licensed Personnel are authorized to solicit sales of the Contracts;
      To ensure that Licensed Personnel do not offer or sell the Contracts until such individuals are associated, licensed, and duly registered with FINRA and any applicable state securities and insurance authorities;
      To establish such rules and procedures as required to ensure diligent supervision of Licensed Personnel with regards to the offer or sale of the Contracts;
      In the event Licensed Personnel fails to observe the standards and rules imposed by Company regarding the sales of the Contracts, to notify Company immediately that such Licensed Personnel is no longer authorized to sell the Contracts and to take whatever action is necessary to terminate the sales activities or services of such Licensed Personnel regarding the Contracts;
      To be solely responsible for training and supervising Licensed Personnel regarding solicitation and sales of the Contracts;
      To obtain written approval from a duly authorized officer of Company prior to the publication, broadcast or other dissemination of any material whatsoever regarding Company, the Contracts or any products offered by Company, unless such material has been furnished to Broker-Dealer and Agency by Company for such purpose;
      To become fully informed as to the provisions and benefits of each Contract and to represent such products adequately and fairly to prospects;
      To use best efforts to provide service to customers and to maintain in force any business in place with Protective;
      To cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed or sold under this Agreement;
      To provide prompt notice and reasonable cooperation to Company in the event that any paper is served upon Broker-Dealer, Agency, and/or Licensed Personnel in connection with any complaint or legal proceeding against or involving Company;
      To submit all applications on forms authorized by Company and review all applications for completeness, correctness and suitability;
      With respect to the recommendations to purchase, replace or exchange an annuity product that is a Contract (each an “Annuity Transaction”), Protective delegates to Broker-Dealer responsibility for establishing and maintaining a system of training and supervision so as to ensure Broker-Dealer and all Licensed Personnel submit to Protective only those Annuity Transactions Broker-Dealer has reasonable grounds for believing are suitable. To that end, Broker-Dealer agrees to comply with FINRA requirements pertaining to suitability and supervision of Annuity Transactions and with all applicable state and federal suitability laws and regulations. Broker-Dealer will also (1) ensure that annually, or upon request from Protective, Broker-Dealer’s senior manager who has responsibility for its suitability process and who has a reasonable basis for certification provides a written certification that Broker-Dealer is complying with its suitability process and that such process complies with FINRA’s Conduct Rules regarding suitability; (2) maintain records of information used in making Annuity Transaction recommendations (including information obtained from customers) sufficient to demonstrate reasonable grounds for believing the Annuity Transaction is suitable and as may be required by FINRA or applicable law; and (3) cooperate with Protective’s efforts to monitor Broker-Dealer’s performance under this paragraph (including, but not limited to, Protective’s requests to audit or inspect its records, interview Licensed Personnel and employees, or other reasonable monitoring efforts that the Protective may deem necessary or appropriate);
      With respect to recommendations and advice involving Contracts sold or serviced by Broker-Dealer and/or Licensed Personnel, to comply with, and ensure that Licensed Personnel comply with, all standards and requirements for recommendations and/or advice as defined therein with respect to Contracts and/or transactions in connection therewith in effect as of the Effective Date or that may be adopted and/or amended by federal or state legislatures, federal or state regulators, and/or various self-regulatory organizations (“SROs”) after the Effective Date of this Agreement (“Other Standard of Care Initiatives”), commencing with the respective effective date of each such Other Standard of Care Initiative, and Section 8.c. of this Agreement, including without limitation compliance with all applicable training, disclosure, information collection, documentation, determination, supervision, supervision system, reporting, audit and surveillance requirements imposed by such Other Standard of Care Initiative;
      To deliver Contracts only in accordance with Company’s instructions as previously provided in writing to Broker-Dealer and Agency;
      To keep accurate records on behalf of Protective and to make such records available for examination at any time by authorized representatives of Protective; and

    Company agrees as follows:
      Company shall make training about the Contracts available to Broker-Dealer, Agency, and Licensed Personnel;
      Company shall, subject to applicable regulatory requirements and approvals, make the Contracts available for sale by Broker-Dealer, Agency, and Licensed Personnel, and shall provide, if applicable, standard Contract brochures, prospectuses, forms, and support material necessary in its sole discretion, to solicit and process sales of the Contracts;
      Company or its affiliates shall provide all administrative, accounting, and policyholder services necessary in its sole discretion to support the Contracts; and
      Company and its affiliates shall comply with all Applicable Laws related to the offer and sale of the Contracts.

    Other Standard of Care Initiatives.
    To the extent that any Other Standard of Care Initiative that takes effect after the Effective Date imposes a supervision responsibility on Company and permits Company to delegate certain or all of its supervision obligations to a third party, Company hereby delegates to Broker-Dealer, to the fullest extent possible, all supervision responsibility for activities conducted by Broker-Dealer and Licensed Personnel with respect to the Registered Contracts, which shall include but not be limited to, establishing, maintaining, enforcing and auditing reasonable and appropriate written policies, procedures and controls to perform such obligations and responsibilities. Such delegation to take effect upon the effective date of such Other Standard of Care Initiative. Before the effective date, Company will send a communication to Broker-Dealer describing any limitations or restrictions on the delegation. Broker-Dealer shall be deemed to have accepted and agreed to such delegation if Broker-Dealer has not objected in writing within thirty (30) days after the date of such communication. Communications pursuant to this Section shall be governed by the notice provisions of the Agreement.
    To the extent that Company delegates to Broker-Dealer pursuant to Section 8.c.i. of this Agreement any of Company’s obligations and responsibilities under Other Standard of Care Initiatives that take effect after the Effective Date, Broker-Dealer hereby certifies, and shall hereafter annually certify in writing, the following or a substantially similar certification: “Broker-Dealer has established and maintains a system of supervision for recommendations of sales transactions involving both new and in-force Registered Contracts, and such system of supervision includes, but is not limited to, standards and procedures for:  (i) the collection of a consumer’s suitability information with respect to sales transactions involving the Registered Contracts; (ii) the documentation and disclosure of the basis for any recommendation with respect to sales transactions involving the Registered Contracts; and (iii) the auditing and/or contemporaneous review of recommendations of sales transactions involving the Registered Contracts to monitor Licensed Personnel’s compliance with the obligation to act in the best interest of consumers.”  It is understood and agreed by the parties that Company, at its election, may rely upon the written certification Broker-Dealer provides pursuant to this Section to satisfy Company’s supervision and audit obligations with respect to sales transactions that result from the exercise of contractual rights under the Registered Contracts.
    Certifications provided pursuant to Sections 8.c.ii. shall be signed by an authorized senior officer or manager of Broker-Dealer with responsibility for overseeing the relevant sales practices and who has a reasonable basis on which to make the certification on Broker-Dealer’s behalf.
    Broker-Dealer shall cooperate with Company in connection with reasonable requests related to Company’s audits of supervision functions delegated to Broker-Dealer by Company under Other Standard of Care Initiatives. Broker-Dealer shall maintain and make available upon reasonable request by Company any and all records relating to supervision functions delegated to Broker-Dealer under this Agreement.
    To the extent that Company is required to provide training or otherwise make training available to Licensed Personnel under any Other Standard of Care Initiative that takes effect after the Effective Date and Broker-Dealer desires to utilize training other than Company-approved training to satisfy such training requirement, Broker-Dealer shall provide information about such other training to Company for consideration, and shall not implement such training without Company’s prior written approval, which shall not be unreasonably withheld.

  CONFIDENTIALITY
    Company may furnish Selling Firm with Confidential Information (as defined below), and Selling Firm may furnish Company with Confidential Information.  Except as required in order to perform its obligations and duties under this Agreement, to perform joint marketing efforts with Company, or as required by law, (i) Selling Firm shall not use or disclose such Confidential Information received from Company, and (ii) Company shall not use or disclose such Confidential Information received from Selling Firm.

    Selling Firm and Company will each maintain and enforce safety and physical security procedures with respect to its access and maintenance of nonpublic personal information (“NPI”) of customers or potential customers that provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access.  NPI includes, but is not limited to, names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and financial and health information.  NPI includes information on each party’s forms or in a database of any kind, information created by each party, and information collected on behalf of a party or by a party. Each party will notify the other party of any breach of security and use diligent efforts to remedy any breach of security or unauthorized access in a timely manner.  Selling Firm and Company each agrees to cooperate with the other party’s efforts to remedy any breach of security or unauthorized access.

    “Confidential Information” of any party shall mean ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) for which such party has a duty of confidentiality, and treasury or securities information which the protected party considers confidential, as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information, whether any of which is marked “Confidential Information” or not, including without limitation the following: (i) employee or customer or lists, employee, customer or supplier identities or characteristics, details of products or contracts, marketing knowledge or information, sales figures, pricing information, marketing or business plans, strategies, forecasts or projections, legal documents, financial information, budgets, software, source and object code, research papers, procedures, processes, formulas, copyrighted matter, patented or patentable inventions, trade secrets, innovations, improvements or discoveries, research or development, test results, specifications, data, know-how, plans, sketches, drawings or models; (ii) information that is designated secret, private or confidential by the disclosing party or its customers or potential customers; (iii) information which the disclosing party is obligated to maintain confidential or otherwise safeguard in accordance with (a) United States Public Law 106-102 (the Gramm-Leach-Bliley Financial Services Modernization Act of 1999), (b) United States Public Law 104-191 (the Health Insurance Portability and Accountability Act of 1996), or (c) any regulations adopted pursuant to (a) or (b), as (a)-(c) may be amended; and (iv) personal information regarding a disclosing party’s employees, including without limitation information regarding any such employee’s insurance coverage, benefits or claims, physical or mental disability, health or medical information, credit rating or history and background investigation(s).

    Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Confidential Information shall not be disclosed to third parties without specific written permission of the protected party.  Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees.  A disclosing party shall retain all rights, title and interest in the Confidential Information disclosed by it.  Where in doubt or necessary for the receiving party’s compliance or other purposes, the receiving party shall promptly notify the disclosing party and provide a reasonable opportunity and period of time for the disclosing party to object or seek to limit disclosure of Confidential Information.

    The obligations in this Section 9 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (i) is independently developed by the other party without violating the disclosing party's proprietary rights and without any use of Confidential Information of the disclosing party or any of its customers or potential customers, (ii) is or becomes publicly known (other than through unauthorized disclosure, including a breach of any duty to the disclosing party or any of its customers or potential customers), (iii) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the Effective Date of this Agreement as evidenced by the written records of such party, or (v) is rightfully received by a party free of any obligation of confidentiality.  In the event of service upon the receiving party of any subpoena, request for production or other legal process seeking the disclosure of any Confidential Information, the receiving party shall promptly notify the disclosing party of such service in writing, and provide a reasonable opportunity and period of time for the disclosing party to object to or seek the limitation of such disclosure.

    In addition to protecting Confidential Information as described above, the parties mutually agree that in accordance with Applicable Laws and the terms of this Agreement they shall keep private and confidential any NPI of customers or potential customers.  There will be instances where each party will have the same NPI that may be subject to different privacy policies and procedures according to the notices provided to the customer by the respective parties to this Agreement.  All NPI which either party obtains from the other as a result of this relationship shall not be used, disclosed, reused or redisclosed to any third party, except to carry out the purposes for which the information was disclosed. The parties agree that they shall abide by the provisions of the Gramm-Leach-Bliley Act and other applicable privacy laws and shall establish and maintain policies and procedures designed to ensure the confidentiality and security of the NPI.  This would include procedures to protect against any anticipated threats or hazards to the security or integrity of the information and unauthorized access to or use of the information.

    The receiving party shall promptly notify the disclosing party, in writing, of any use or disclosure of Confidential Information in breach of this Agreement.  The receiving party’s obligations arising pursuant to this Agreement shall survive any termination or expiration of this Agreement.

    The receiving party agrees and acknowledges that unauthorized use or disclosure of Confidential Information may result in immediate and irreparable injury to the disclosing party or its customers or employees for which monetary damages would be inadequate relief.  Accordingly, in the event that the disclosing party proves any actual or threatened use or disclosure of Confidential Information in breach of this Agreement by the receiving party, its employees or agents, the disclosing party shall be entitled to injunctive and other equitable relief (e.g., specific performance) in accordance with Applicable Laws and judicial procedures, in addition to any and all other rights and remedies available to the disclosing party.

    In accordance with Regulation S-P, if any NPI of customers is disclosed to either party in connection with this Agreement, the party receiving such information shall not disclose or use that information other than as necessary to carry out the purposes of this Agreement.  Any privacy notice that Selling Firm delivers to customers shall comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and shall notify customers that NPI may be provided to financial service providers such as Selling Firm as permitted by law.

    Upon  request,  each party shall return to the other party or  destroy (and provide an appropriate written destruction certificate) all Confidential Information in its possession or control unless such information is stored  on an electronic backup system for ordinary business purposes or if the receiving party is required to maintain a copy of the information pursuant to any applicable law, rule, regulation or regulatory guidance.   No disclosure by a party hereto of Confidential Information of such party to the other party shall constitute a grant to the other of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the disclosing party.

  OWNERSHIP OF RECORDS; RIGHT TO USE

  Selling Firm’s Ownership of Records and Data Regarding Customers; Company’s Ownership of Annuity Records.  It is understood and agreed that, except as otherwise provided in Section 10.b. below,  all records and data, in whatever form, of or relating to customers with which Selling Firm or Licensed Personnel independently have relationships (“Selling Firm Customers”), and who are referred by Selling Firm to Company for the purchase of a Contract,  are and shall remain the exclusive and proprietary property of Selling Firm; provided, however, that (i) Contracts, and (ii) data developed and/or maintained by Company in connection with the sale and subsequent servicing of the Contracts by Company (together, “Contract Records”), in whatever form, are and shall remain the exclusive and proprietary property of Company;  and provided further that Company’s use of the Contract Records is limited to its performance of its obligations under this Agreement and in connection with the transactions contemplated hereby. Selling Firm will be allowed to keep a copy of Contracts Records that are deemed necessary for the continued servicing of customers, and those of Licensed Personnel and for compliance with regulatory requirements or this Agreement.

  Use by Company of Contract Records and Other Records and Data.  Notwithstanding Section 10.a., in addition to its ownership of the Contract Records, Company shall be entitled to keep a copy of, and to use solely for purposes of this Agreement and the transactions contemplated hereby, any other records and data relating to Selling Firm Customers referred to Company by Selling Firm for the purchase of Contracts (i) that are necessary to enable Company to determine whether and on what terms to sell a Contract to any such Selling Firm Customer, (ii) that are reasonably necessary for Company’s continued servicing of such Selling Firm Customers who purchase Contracts from Company, or (iii) for compliance by Company with regulatory requirements related to this Agreement and the transactions contemplated thereby.

  STATUS AND AUTHORITY OF THE PARTIES
    Each party has all the licenses and permits required by any governmental authority, to carry on its respective business as presently conducted, and to fulfill, satisfy and perform their obligations and responsibilities set forth in this Agreement. Each party will at all times perform its respective obligations in a manner that complies with all applicable federal, state and local laws and regulations.

    Each party will notify the other parties immediately, in writing, in the event of the revocation, termination or discontinuance of any authorization or permit referred to in Section 11.a., or in the event of any material violation of Applicable Laws and, in such event, may cancel this Agreement at any time without penalty and without prejudice to any other rights the cancelling party may have as a result of any such event.

  BUSINESS CONTINUITY/DISASTER RECOVERY PLAN

  The parties agree to maintain adequate business continuity/disaster recovery plans covering the records created and maintained with respect to the activities conducted under this Agreement, including provisions that require the parties to test, review and update such plans on an annual basis. In the event that a disaster occurs, each party will fully cooperate with the other party.

  RECORD RETENTION AND AUDITS; COOPERATION
    Each party agrees to maintain all books and records arising under this Agreement on a basis consistent with Applicable Laws for record retention in effect from time to time and generally accepted practices in the insurance and annuity industry, to safeguard such records for so long as they are held, which shall be for at least the minimum periods prescribed by U.S. law and normal business practice in the U.S. insurance and annuity industry, and if any records are disposed of, to dispose of such records only through use of reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal.

    To the extent permitted by Applicable Laws, each party will cooperate with the other party and its designees in providing information and records reasonably required by such other party or its designees in connection with such other party’s audit functions or examination by regulatory authorities.  Any and all such information and records shall be provided in a mutually convenient manner reasonably designed to minimize interference to the providing party’s day-to-day business functions, taking into due account: (i) any and all legal obligations or liabilities of the party to whom such information and records are to be provided; and, (ii) the parties’ respective obligations with respect to Confidential Information as more fully set forth in Section 9, above, and recordkeeping obligations pursuant to Sections 8.a. and 8.c. of this Agreement.

  INTELLECTUAL PROPERTY INDEMNIFICATION

  Company represents, warrants and covenants that all deliverables and services provided to Selling Firm, and all intellectual property that is proprietary to Company or a third party, is licensed or made available to Selling Firm and is necessary to enable Selling Firm to use such deliverables or services, does not and will not infringe or misappropriate any third party intellectual property rights. Company will indemnify, defend, and hold Selling Firm harmless if any such representations are false, or warranties or covenants are breached. If Selling Firm’s use of Company’s services or deliverables under this Agreement is, or is reasonably likely to be, enjoined due to such infringement, then Company will make all reasonable efforts to correct or replace the infringing part of the services or deliverables with substantially similar functionality so as to avoid the infringement.

  ANTI-MONEY LAUNDERING

  Company and Selling Firm shall each comply with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (“USA Patriot Act”), and the rules promulgated thereunder, and all related federal and state rules and regulations, including compliance with all Applicable Laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions, including applicable provisions of the Bank Secrecy Act and the USA Patriot Act, as well as regulations administered by the U. S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) and the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as further described below (together, “Applicable AML Laws”).

  Company and Selling Firm shall each maintain an anti-money laundering (“AML”) program (“AML Program”) in compliance with Applicable AML Laws that at a minimum, must include the following elements: (1) policies, procedures, and controls that are tailored to the party’s business, including the distribution of Contracts; (2) designation of a compliance officer to administer and oversee the AML Program; (3) employee and agent training, in compliance with Applicable AML Laws; (4) an independent audit function to test the effectiveness of the AML Program; (5) a Customer Identification  Program adopted pursuant to Section 326 of the USA Patriot Act; (6) provisions for the filing of all necessary AML reports, including currency transaction reports and suspicious activity reports; (7) provisions for screening of all new and existing customers against the OFAC list and any other government list that is or becomes required under the Bank Secrecy Act; and (8) provisions to allow appropriate examiners and regulators to examine information, books, and records maintained by each party in connection with its AML Program.

  The parties acknowledge that Company has established an AML Program.  As permitted by Applicable AML Laws, the parties acknowledge that Company will rely on Selling Firm to, and Selling Firm agrees to (1) verify and identify each customer’s identity and the source(s) of funds to be used to purchase Contracts and (2) provide appropriate AML training to the Licensed Personnel involved in the solicitation, sale, and/or servicing of Contracts.  Selling Firm agrees to provide to Company, upon request, written verification of the AML training. Company and the Selling Firm further acknowledge that upon issuance of a Contract to an applicant brought to Company by the Selling Firm, the party to whom the Contract is issued becomes Company’s customer, from which point Company has AML duties under Applicable AML Laws.

  TERMINATION
    This Agreement may be terminated as follows:
      By Broker-Dealer, Agency, or Company, without cause, 30 days after the mailing of written notice by either party to the other party;
      Automatically upon dissolution of Broker-Dealer, Agency, or Company;
      Automatically upon termination of Platform Services Agreement between Company and Agency, except as provided for in the “Termination” section of the Platform Services Agreement;
      By Company if Broker-Dealer or Agency commits a material breach of this Agreement and Selling Firm fails to cure said breach to Company’s reasonable satisfaction within ten (10) days of its receipt of written notice from Company setting forth the nature of the breach; or
      By Broker-Dealer or Agency if Company commits a material breach of this Agreement and Company fails to cure said breach to Broker-Dealer’s or Agency’s reasonable satisfaction within ten (10) days of its receipt of written notice from the Broker-Dealer or Agency setting forth the nature of the breach.

    Except as provided in Section 16.d., termination of this Agreement shall automatically terminate any schedules, supplements, addenda or amendments made a part of this Agreement. Upon termination of this Agreement, Broker-Dealer and Agency agree to return to Company all supplies, marketing materials and equipment in their possession that are the property of Company, and Company agrees to return to Broker-Dealer and Agency all supplies and equipment in its possession that are their property.

    Upon termination of this Agreement, all authorizations, rights and obligations shall cease, except Sections 5.a. [Relationship], 8.a.xiii. [Suitability], 8.a.xiv. [Other Standard of Care Initiatives], 9 [Confidentiality], 13 [Record Retention and Audits; Cooperation], 16 [Termination], 17 [Indemnification for Third Party Claims, Contractual Claims, Including Breaches, Etc.], 18.b. [Advertising and Sales Materials], 20.c. [Prior Agreements], 22 [Arbitration; Judicial Proceedings], and 24 [New York Law Governs].

  INDEMNIFICATION FOR THIRD PARTY CLAIMS, CONTRACTUAL CLAIMS, INCLUDING BREACHES, ETC.
    By Broker-Dealer and Agency:  Broker-Dealer and Agency each agree to indemnify and hold harmless Company, its affiliates and their respective directors, officers, employees, and agents (collectively “Indemnified Parties”) from any and all losses, claims, damages, or liabilities (excluding any consequential damages of Indemnified Parties), fines, penalties, costs, or expenses, including attorneys’ fees, joint or several (including but not limited to any investigative, legal, and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (together, “Losses”), to which any of such Indemnified Parties becomes subject based on, resulting from, or arising out of any of the following:
      Any material violation or alleged material violation by Broker-Dealer, Agency, or Licensed Personnel of any Applicable Laws, including without limitation insurance laws and regulations, or Company Rules in regard to this Agreement or the Contracts;
      Any unauthorized use or alleged unauthorized use by Broker-Dealer, Agency, or Licensed Personnel of promotional, sales or advertising material relating to the Contracts;
      Claims by Licensed Personnel for Service Fee Payments, compensation, or remuneration of any type;
      Any failure by Broker-Dealer, Agency, or Licensed Personnel to submit annuity deposits or applications to Company, or to submit the correct amount of an annuity deposit, on a timely basis and in accordance with this Agreement and Company’s written procedures provided to Broker-Dealer and/or Agency in advance by Company, subject to Applicable Laws;
      Any material breach by Broker-Dealer, Agency, or Licensed Personnel of any provision of this Agreement;
      Any unauthorized act or transaction by Broker-Dealer or Agency or their agents, employees, or representatives, or Licensed Personnel; or
      Any claim asserted by a third party (a “Third Party Claim”) caused by or resulting from any negligence, negligent error, negligent omission, misconduct or unauthorized act by Broker-Dealer, Agency, or Licensed Personnel, or the employees or representatives of Broker-Dealer or Agency, including but not limited to independent contractors engaged by the indemnifying party to perform any of its duties under this Agreement.

    This indemnification will be in addition to any liability that the Broker-Dealer or Agency or its associated persons may otherwise have. Company may withhold Service Fee Payments owed to Agency, and/or to apply such amounts against the indemnification amounts owed by, or claimed to be owed by, Agency under this Agreement or any other agreement between Company and Agency.

    By Company:  Company agrees to indemnify and hold harmless Selling Firm, Licensed Personnel, and its respective directors, officers, employees, and agents (collectively “Indemnified Parties”) from any and all Losses to which any of such Indemnified Parties becomes subject based on, resulting from or arising out of any of the following:
      Any Material violation or alleged material violation by Company, or its directors, officers or employees (“Company associated persons”), of any Applicable Laws, including without limitation insurance laws and regulations, in regard to this Agreement or the Contracts;
      Any material breach by Company or Company associated persons of any provision of this Agreement;
      Any unauthorized act or transaction by Company or Company associated persons;  or
      Any Third Party Claim caused by or resulting from any negligence, negligent error, negligent omission, misconduct or unauthorized act by Company or Company associated persons.

    This indemnification will be in addition to any liability that the Company or their associated persons may otherwise have.

    Limitation.  No person otherwise required to provide indemnification under the terms of this Section 17 shall be liable under this Section with respect to any Losses to which an Indemnified Party under this Section would otherwise be subject solely by reason of willful misfeasance, bad faith or negligence in the performance of such Indemnified Party’s duties, or solely by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

    Notification of Third Party Claims.  The Indemnified Parties shall notify the indemnifying party (“Indemnitor”) in writing promptly after they become aware of any Third Party Claim threatened or brought against any Indemnified Parties that the Indemnified Parties reasonably believe may trigger an obligation of Indemnitor pursuant to this Section 17, provided that any delay or failure to so notify shall not affect any Indemnified Party’s rights to indemnification hereunder unless, and then only to the extent that, Indemnitor has been materially prejudiced thereby. Company and Selling Firm will cooperate in defending any such Third Party Claim, reserving until resolution of each Third Party Claim any issues between them concerning allocation of responsibility, liability or obligations to indemnify such Third Party Claim. Except to the extent necessary to preserve claims against each other, Company and Selling Firm will present a united defense to such Third Party Claims. All issues relating to whether the Third Party Claim is covered by Section 17, or the relative responsibility, liability or blameworthiness of Company and Selling Firm for such Third Party Claim will be resolved in a separate arbitration proceeding after the Third Party Claim is resolved. The parties acknowledge and agree that any statute of limitations relating to claims, actions or causes of action between each other under this Section 17 relating to a Third Party Claim will be tolled during the pendency of such Third Party Claim.

  ADVERTISING AND SALES MATERIALS; MARKS
    Company and Selling Firm, on its behalf and on behalf of its Licensed Personnel, each agrees not to conduct any advertising or distribute any sales materials involving the other party, its name or products, including the Contracts, without the prior written approval of the other party, except that the Selling Firm may distribute advertising and sales materials that were provided to it by Company for that purpose and Company may distribute advertising and sales materials that were provided to it by the Selling Firm for that purpose.  Advertising and sales materials include, but are not limited to, printed material, television, radio, print media, Internet and other electronic or information networks, and computer or electronic demonstrations or Contract illustrations.

    Company and Selling Firm each represents and warrants that all such sales advertising and sales materials it provides to the other conforms to Applicable Laws in all material respects.

    In the advertising and solicitation of any Contract, Selling Firm agrees to provide on behalf of Company, the customer disclosures required by law, rule, regulation, or pursuant to Company Rules.  Such disclosures include, but are not limited to, Contract illustrations, and other miscellaneous notices.

    Company represents and warrants that Company and its affiliates are the owner of all right, title and interest in and to: (i) the names of the Contracts, as may be amended by Company from time to time; (ii) the trademarked names and service marks used in any of the marketing or advertising materials; (iii) any words or phrases that include the names of the Contracts; and (iv) all of Company’s and its affiliates’ trademarks, service marks, trade names, logos or other commercial or product designation(s), whether or not registered with a governmental entity (collectively, the “Marks”).

    Company and its affiliates hereby grant Selling Firm a non-exclusive limited license to use the Marks, solely in connection with performing the services contemplated under this Agreement.

    Selling Firm shall not use Marks in any written, oral or electronic material or communication without the prior written consent of Company.  Any material developed by Selling Firm proposed to contain any of the Marks shall be furnished to Company for such consent prior to its use. Company shall endeavor to respond to any request for written consent within 10 calendar days; provided, however, that failure to respond shall not relieve Selling Firm of the obligation to obtain Company’s prior written consent.  After receiving Company’s consent to the use of any such material, no changes may be made to such material without obtaining Company’s consent to such changes. Company may at any time in its sole discretion revoke such written consent, and upon notification of such revocation, Selling Firm shall no longer use, publish, or distribute the material subject to such revocation.

  COLLECTION OF ANNUITY DEPOSITS OR PREMIUM PAYMENTS

  Broker-Dealer and Agency agree, on their behalf and on behalf of Licensed Personnel, to hold any and all monies collected on behalf of Company and/or in the name of Company in trust and to remit them promptly to either IDI or Protective.

  GENERAL PROVISIONS
    Waiver. Failure of either party to insist upon strict compliance with any provision of this Agreement or rule shall not constitute a waiver of the provision.

    Modification, Amendment and Assignment. No modification or amendment of this Agreement will be valid unless it is in writing signed by an authorized officer of Company, except that Company can revise the Schedule(s) to this Agreement from time to time and any such changes shall be effective upon delivery to Selling Firm.  Selling Firm shall be deemed to have consented to any amendment to this Agreement signed by Company if Selling Firm accepts compensation or submits an application after delivery of such amendment to Selling Firm by or on behalf of Company. This Agreement shall be binding upon and inure to the benefit of Selling Firm and Company and their respective successors and assigns; provided, however, that except as provided in the following sentence neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by Selling Firm without the prior written consent of Company.  This Agreement may be assigned by Selling Firm to, and shall be binding on (i) any affiliate of Selling Firm, and (ii) any successor to Selling Firm by merger, consolidation, conversion or other reorganization, including an assignment in connection with the sale or conveyance of all or substantially all of the assets of Selling Firm to an assignee, provided the assignee assumes in writing the obligations of Selling Firm hereunder.

    Prior Agreements. This Agreement supersedes any and all previous agreements between Broker-Dealer and Company or Agency and Company regarding the subject matter hereof.  Any superseded agreement under which compensation, commissions, or overrides are payable to Broker-Dealer or Agency shall be considered as continuing in force solely for the purpose of such payments. This Agreement does not release Broker-Dealer or Agency from obligations, which are owed to Company nor does it release Company from any obligations covered by it to Broker-Dealer or Agency under any prior agreement.

    Notices.  All notices or communications shall be sent to the parties at the addresses shown in this Agreement.  Any changes to these addresses must be made in writing and sent to the other parties in accordance with this paragraph.

    Severability.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

  LIMITATION OF LIABILITY

    Limitation of Liability—Caused Beyond a Party’s Control.  Neither party will be liable for any failure to perform any obligation hereunder, or from any delay in the performance thereof, due to causes beyond its control, including industrial disputes of whatever nature, acts of God, public enemy, acts of government, failure of telecommunications, fire or other casualty.

    Limitation of Liability—No Consequential Damages, etc.  Except for (i) breach of the provisions of Section 9 [Confidentiality], (ii) Company’s breach of Section 14 [Intellectual Property Indemnification], or (iii) indemnification by a party under Section 17 [Indemnification for Third Party Claims, Contractual Claims, Including Breaches, Etc.], under no circumstances will either party, its affiliates or their respective officers, directors, employees be liable for any indirect, incidental, special, or consequential damages with respect to its obligations under this Agreement, regardless of whether such damages could have been foreseen or prevented.

  ARBITRATION; JUDICIAL PROCEEDINGS
    Arbitration.  Any dispute between IDI, on the one hand, and the Broker-Dealer and/or Agency, on the other hand, or any dispute between Protective and/or IDI, on the one hand, and the Broker-Dealer, on the other hand, arising pursuant to this Agreement that involves a policy or annuity with a face amount of less than $100,000, shall be settled under FINRA arbitration rules. The determination of the arbitrators shall be final and binding on all parties. The costs of arbitration shall be borne equally by the parties to the arbitration, provided however, that the arbitrators may assess one party more heavily than the other for these costs upon a finding that such party did not make a good faith effort to settle the dispute informally when it first arose.

    Judicial Proceedings for Certain Controversies.  Protective, Broker-Dealer, and/or Agency agree that in the event of any controversy between them (a) arising out of their business or pursuant to this Agreement that involves a policy or annuity with a face amount of $100,000 or more, or (b) involving a controversy between Protective and Broker-Dealer and/or Agency that is not based on a specific policy or annuity, and that in either case cannot be settled by agreement, the parties may commence litigation against the other party in any state or federal court having jurisdiction over the matter and the parties.  Venue for any such action between the parties shall be in Alabama. IN ANY SUCH JUDICIAL PROCEEDINGS BOTH COMPANY AND THE SELLING FIRM KNOWINGLY WAIVE ANY RIGHT TO TRIAL BY A JURY.

  INSURANCE

  Agency and Broker-Dealer each agree to obtain and maintain at least $1,000,000 in errors and omissions insurance covering acts and omissions by each and/or by Licensed Personnel, and to add Company as an additional insured under such insurance coverage.

  NEW YORK LAW GOVERNS

It is mutually agreed that all questions and issues relating to the validity of or performance under this Agreement shall be governed by the laws of the State of New York.

BROKER-DEALER AND AGENCY UNDERSTAND THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES, AND THAT BY SIGNING BELOW THEY ARE GIVING UP ANY RIGHTS THEY MAY POSSESS TO HAVE CERTAIN DISPUTES UNDER THIS AGREEMENT DECIDED IN A COURT OR JURY TRIAL.

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The parties hereto have caused their duly authorized officers to execute this Agreement and deliver it to the other as of the Effective Date.

INSURANCE COMPANY:	UNDERWRITING FIRM:
PROTECTIVE LIFE INSURANCE COMPANY 2801 Highway 280 South Birmingham, AL 35223	INVESTMENT DISTRIBUTORS, INC. 2801 Highway 280 South Birmingham, AL 35223
By: ________________________________	By: _____________________________
Name: ______________________________	Name: ___________________________

BROKER-DEALER:	AGENCY:

By: _________________________________	By: _____________________________

Name: _______________________________	Name: ___________________________

Title: ________________________________	Title: ____________________________

PRODUCT SCHEDULE
Schedule A